Exhibit 5.1

Campbells

Registered Foreign Law Firm

3001-04 & 3010, 30/F Gloucester Tower | The Landmark

15 Queen’s Road Central | Hong Kong

jnip@campbellslegal.com

t. +852 3708 3000 | f. +852 3706 5408

campbellslegal.com

Our Ref: 19583-35600

Youlife Group Inc.

Campbells Corporate Services Limited

Floor 4, Willow House, Cricket Square

Grand Cayman KY1-9010 Cayman Islands

29 September 2026

Dear Sirs

Youlife Group Inc.

We have acted as Cayman Islands counsel to Youlife Group Inc. (the “Company”) in connection with the Company’s registration offering of the Class A ordinary shares of the Company with a par value of US$0.0001 (“Class A Ordinary Shares”), represented by American depositary shares (“ADSs”), preferred shares, warrants, either individually or as units comprised of one or more of the other securities, having an aggregate offering price of US$100,000,000 through a statement on Form F-3 including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”).

We are furnishing this opinion as Exhibit 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 2 April 2024.

1.2	The second amended and restated memorandum and articles of association of the Company as registered or adopted by special resolution passed on 21 February 2025 (the “Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 28 September 2026 (the “Resolutions”).

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Justin Davis (British Virgin Islands),

Stuart D’Addona (New South Wales (Australia)), Paul Trewartha (Victoria (Australia)), Jane Hale (Queensland (Australia)),

James McKeon (Queensland (Australia)) and Eason Huang (England and Wales)

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

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1.4	A certificate from a director of the Company as attached hereto as Annex A (the “Director’s Certificate”).

1.5	A certificate of good standing dated 16 April 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The records of proceedings of the Company on file with, and available for inspection on 28 September 2026, at the Grand Court of the Cayman Islands.

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The Memorandum and Articles remain in full force and effect and are unamended.

2.3	The authorised share capital and the number of authorised Class A Ordinary Shares of par value US$0.0001 each and Class B ordinary shares of par value US$0.0001 each of the Company as set out in the Memorandum and Articles remain unchanged.

2.4	The genuineness of all signatures and seals.

2.5	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.6	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the directors of the Company in any respect.

2.7	The Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.8	Upon the issue of any Class A Ordinary Shares, the Company will receive consideration which shall be equal to at least the par value of such Class A Ordinary Shares.

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3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 400,000,000 Class A ordinary shares with a par value of US$0.0001 each and 100,000,000 Class B ordinary shares with a par value of US$0.0001 each.

3.3	With respect to the Class A Ordinary Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Class A Ordinary Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Class A Ordinary Shares (being not less than the par value of of such Class A Ordinary Shares Shares) has been fully paid in cash or other consideration approved by the Board, the Class A Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the section entitled “Enforceability of Civil Liabilities and Agent for Service of Process in the United States” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filings fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to the Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the legal position. If such applications were made in respect of the shares of the Company, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion the phrase “non-assessable” means, with respect to the Class A Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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Annex A – Director’s Certificate

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